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                                                                  EXHIBIT (A)(4)
June 9, 2006

TO:      UNITHOLDERS OF PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, L.L.C.

SUBJECT:          OFFER TO PURCHASE UNITS

Dear Unitholder:

         As a reminder, East River Capital II, LLC is offering to purchase up to 2,435,943 Units of Class A Units (the "UNITS") in PROFESSIONAL LEASE MANAGEMENT INCOME FUND I, L.L.C. (the "FUND"). This offer was originally set to expire on June 9, 2006 at midnight, eastern time. On June 9, 2006, we extended the Offer to June 26, 2006 at 12:00 midnight, eastern time.

         You may wish to consider the following information when making your decision whether to tender your Units:

        o The Offer provides you the opportunity to sell your Units now (free of transaction costs), rather than waiting until the Fund is terminated, which might not occur prior to December 31, 2010. The Units are not traded on an established exchange and therefore, your ability to sell the Units may be limited.

        o Tendering Unitholders may reduce complexities and costs of preparing and filing their federal, state and local income tax returns resulting from an investment in the Units. Unitholders which are IRAs or other qualified plans, may have further complexity and potential tax liability resulting from the generation by the Fund of "unrelated business taxable income."

        After carefully reading the enclosed information and the Offer materials previously sent to you, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax (then mail) a duly completed and executed copy of the Letter of Transmittal and change of address forms, and any other documents required by the Letter of Transmittal, to the depositary for the Offer at:

                             The Altman Group, Inc.
               1200 Wall Street West, Lyndhurst, New Jersey 07071
                            Facsimile: 201-460-0050.

If you have any questions or need assistance, please call The Altman Group, toll-free at (800) 581-3854.

        This Offer expires (unless extended) at midnight, eastern time, on June 26, 2006.